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Exhibit 4.3

2001 McDATA EQUITY INCENTIVE PLAN, AS AMENDED

Adopted October 1, 1997
Amended May 11, 2001, May 22, 2003, May 25, 2004 and January 14, 2005

1.     PURPOSES

        (a)    Amendment and Restatement of 1997 Stock Option Plan.    The Plan initially was established as the 1997 Stock Option Plan adopted October 1, 1997 and amended on July 13, 2000 (the "Initial Plan"). The Initial Plan was amended and restated in its entirety as the 2001 McDATA Equity Incentive Plan, effective as of May 11, 2001. The terms of the Plan as in effect at the time a Stock Award was granted shall remain in effect and apply to such Stock Award, notwithstanding subsequent amendments, except to the extent such amendments (i) do not impair the holder's rights under such Stock Award, and (ii) would not result in adverse financial accounting consequences to the Company (as determined by the Board or Committee, in its sole discretion) if applied to a previously granted Stock Award.

        (b)    Eligible Stock Award Recipients.    The persons eligible to receive Stock Awards are the Employees, Directors and Consultants of the Company and its Affiliates.

        (c)    Available Stock Awards.    The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Bonus Awards, (iv) Stock Purchase Awards (v) Stock Appreciation Rights, (vi) Stock Unit Awards and (vii) Other Stock Awards.

        (d)    General Purpose.    The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2.     DEFINITIONS.

        (a)   "Affiliate" means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

        (b)   "Board" means the Board of Directors of the Company.

        (c)   "Code" means the Internal Revenue Code of 1986, as amended.

        (d)   "Committee" means a committee of one or more members of the Board appointed by the Board in accordance with subsection 3(c).

        (e)   "Common Stock" means either Class A common stock or Class B common stock of the Company, as applicable.

        (f)    "Company" means McDATA Corporation, a Delaware corporation.

        (g)   "Consultant" means any person, including an advisor, engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services. However, the term "Consultant" shall not include either Directors who are not compensated by the Company for their services as Directors or Directors who are merely paid a director's fee by the Company for their services as Directors.

        (h)   "Continuous Service" means that the Participant's service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant's Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party's sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

        (i)    "Covered Employee" means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

        (j)    "Director" means a member of the Board.

        (k)   "Disability" means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

        (l)    "Employee" means any person employed by the Company or an Affiliate. Mere service as a Director or payment of a director's fee by the Company or an Affiliate shall not be sufficient to constitute "employment" by the Company or an Affiliate.

        (m)  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (n)   "Fair Market Value" means, as of any date, the value of the Common Stock determined as follows:

            (i)  If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

           (ii)  In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

        (o)   "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated there under.

        (p)   "Non-Employee Director" means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act ("Regulation S-K")), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a "non-employee director" for purposes of Rule 16b-3.

        (q)   "Nonstatutory Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

        (r)   "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated there under.

        (s)   "Option" means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

        (t)    "Option Agreement" means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

        (u)   "Optionholder" means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

        (v)   "Other Stock Award" means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 7(e).

        (w)  "Other Stock Award Agreement" means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an individual Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

        (x)   "Own," "Owned," "Owner," "Ownership" A person or Entity shall be deemed to "Own," to have "Owned," to be the "Owner" of, or to have acquired "Ownership" of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

        (y)   "Outside Director" means a Director who either (i) is not a current employee of the Company or an "affiliated corporation" (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an "affiliated corporation" receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an "affiliated corporation" at any time and is not currently receiving direct or indirect remuneration from the Company or an "affiliated corporation" for services in any capacity other than as a Director or (ii) is otherwise considered an "outside director" for purposes of Section 162(m) of the Code.

        (z)   "Participant" means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

        (aa)     "Plan" means this McDATA Corporation 2001 Equity Incentive Plan.

        (bb)     "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

        (cc)      "Securities Act" means the Securities Act of 1933, as amended.

        (dd)     "Stock Appreciation Right" means a right to receive the appreciation of Common Stock which is granted pursuant to the terms and conditions of Section 7(d).

        (ee)      "Stock Appreciation Right Agreement" means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of an individual Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

        (ff)       "Stock Award" means any right granted under the Plan, including an Option, a Stock Bonus Award, a Stock Purchase Award, a Stock Unit Award, a Stock Appreciation Right, or an Other Stock Award.

        (gg)     "Stock Award Agreement" means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

        (hh)     "Stock Bonus Award" means an award of Common Stock granted pursuant to Section 7(a).

        (ii)       "Stock Bonus Agreement" means a written agreement between the Company and a holder of a stock bonus evidencing the terms and conditions of an individual stock bonus grant. Each Stock Bonus Agreement shall be subject to the terms and conditions of the Plan.

        (jj)       "Stock Purchase Award" means an award permitting a Participant to purchase shares of Common Stock pursuant to the conditions of Section 7(b).

        (kk)     "Stock Purchase Agreement" means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Stock Purchase Award. Each Stock Purchase Agreement shall be subject to the terms and conditions of the Plan.

        (ll)       "Stock Unit Award" means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(c).

        (mm)     "Stock Unit Award Agreement" means a written agreement between the Company and a holder of a Stock Unit Award evidencing the terms and conditions of an individual Stock Unit Award grant. Each Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

        (nn)     "Ten Percent Stockholder" means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.     ADMINISTRATION

        (a)    Administration by Board.    The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in subsection 3(c). Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

        (b)    Powers of Board.    The Board (or the Committee) shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

            (i)  To determine which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

           (ii)  To designate from time to time which Affiliates of the Company shall be eligible to participate in the Plan.

         (iii)  To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board (or the Committee), in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

          (iv)  To amend the Plan or a Stock Award as provided in Section 12.

           (v)  Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and its Affiliates that are not in conflict with the provisions of the Plan.

        (c)    Delegation to Committee.    In the discretion of the Board (or the Committee), a Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (1) delegate to a subcommittee of one or more members of the Board who are not Outside Directors the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or) (2) delegate to a subcommittee of one or more members of the Board who are not Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. The Board and Compensation Committee of the Company have created a Compensation Subcommittee consisting of the Chief Executive Officer to make grants of Stock Awards consistent with the provisions of this subsection.

4.     SHARES SUBJECT TO THE PLAN

        (a)    Share Reserve.    Subject to Section 4 (b) and subject to the provisions of Section 11 relating to adjustments upon changes in Common Stock, the Common Stock that may be issued pursuant to Stock Awards shall not exceed thirty three million (33,000,000) shares of Class A common stock or Class B common stock of the Company, in the aggregate.

        (b)    Reversion of Shares to the Share Reserve.    If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares of Common Stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan.

        (c)    Source of Shares.    The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5.     ELIGIBILITY

        (a)    Eligibility for Specific Stock Awards.    Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

        (b)    Ten Percent Stockholders.    A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

        (c)    Section 162(m) Limitation.    Subject to the provisions of Section 11 relating to adjustments upon changes in the shares of Common Stock, no Employee shall be eligible to be granted Options or Stock Appreciation Rights covering more than four million eight hundred thousand (4,800,000) shares of Common Stock during any calendar year.

        (d)    Consultants.

            (i)  A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act ("Form S-8") is not available to register either the offer or the sale of the Company's securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (i) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions.

           (ii)  Form S-8 generally is available to consultants and advisors only if (1) they are natural persons; (2) they provide bona fide services to the issuer, its parents, its majority-owned subsidiaries or majority-owned subsidiaries of the issuer's parent; and (3) the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the issuer's securities.

6.     OPTION PROVISIONS

        Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

          (a)    Term.    No Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date it was granted. No Nonstatutory Stock Option shall be exercisable after the expiration of ten (10) years and one (1) month from the date it was granted.

          (b)    Exercise Price of an Incentive Stock Option.    The exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.

          (c)    Exercise Price of a Nonstatutory Stock Option.    The exercise price of each Nonstatutory Stock Option shall be not less than eighty-five percent (85%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.

          (d)    Consideration.    The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised or (ii) at the discretion of the Board at the time of the grant of the Option (or subsequently in the case of a Nonstatutory Stock Option) (1) by delivery to the Company of other Common Stock, (2) by a "net exercise" of the Option (as further described below), (3) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds, (4) according to a deferred payment or other similar arrangement with the Optionholder (5) in the manner provided in Section 6(m) below, or (6) in any other form of legal consideration that may be acceptable to the Board; provided, however, that at any time that if required by applicable state law, payment of the Common Stock's "par value" shall not be made by deferred payment.

          In the case of a "net exercise" of an Option, the Company will not require a payment of the exercise price of the Option from the Participant but will reduce the number of shares of Common Stock issued upon the exercise by the largest number of whole shares that has a Fair Market Value that does not exceed the aggregate exercise price. With respect to any remaining balance of the aggregate exercise price, the Company shall accept a cash payment from the Participant. The shares of Common Stock so used to pay the exercise price of an Option under a "net exercise" and any shares withheld for taxes will be considered to have been withheld from the exercise of the Option. Accordingly, the Option will not again be exercisable with respect to the shares deemed withheld to satisfy the exercise price, the shares actually delivered to the Participant or any shares withheld for purposes of tax withholding.

          In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

          (e)    Transferability of an Incentive Stock Option.    Except as otherwise permitted by the Board or the Committee, in its discretion, an Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

          (f)    Transferability of a Nonstatutory Stock Option.    A Nonstatutory Stock Option shall be transferable to the extent provided in the Option Agreement, or as the Board or the Committee shall determine in its sole discretion. If the Nonstatutory Stock Option does not provide for transferability, then, except as the Board may otherwise permit in its discretion, the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

          (g)    Vesting Generally.    The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this subsection 6(g) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

          (h)    Termination of Continuous Service.    In the event an Optionholder's Continuous Service terminates (other than upon the Optionholder's death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder's Continuous Service (or such longer or shorter period specified in the Option Agreement or as determined by the Board or the Committee), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

          (i)    Extension of Termination Date.    An Optionholder's Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder's Continuous Service (other than upon the Optionholder's death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in subsection 6(a) or (ii) the expiration of a period of three (3) months after the termination of the Optionholder's Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

          (j)    Disability of Optionholder.    In the event that an Optionholder's Continuous Service terminates as a result of the Optionholder's Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

          (k)    Death of Optionholder.    In the event (i) an Optionholder's Continuous Service terminates as a result of the Optionholder's death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder's Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder's estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder's death pursuant to subsection 6(e) or 6(f), but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

          (l)    Early Exercise.    The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder's Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate.

          (m)    Substituting SARs.    In the event the Company no longer uses APB Opinion 25 to account for equity compensation and is required to or elects to expense the cost of stock options pursuant to FAS 123 (or a successor standard), the Committee shall have the ability to substitute, without receiving Participant permission, SARs paid only in stock for outstanding Options; provided, the terms of the substituted stock SARs are the same as the terms for the stock options and the difference between the Fair Market Value of the underlying Shares and the Grant Price of the SARs is equivalent to the difference between the Fair Market Value of the underlying Shares and the Option Price of the Options. If this provision creates adverse accounting consequences for the Company, it shall be considered null and void.

7.     PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS

        (a)    Stock Bonus Awards.    Each Stock Bonus Award shall be evidenced by a Stock Bonus Agreement, which shall be in such form and shall contain such terms and conditions as the Board (or Committee) shall deem appropriate. The terms and conditions of Stock Bonus Awards may change from time to time, and the terms and conditions of separate Stock Bonus Awards need not be identical, but each Stock Bonus Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

          (i)    Consideration.    A Stock Bonus Award may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit or any other form of consideration permitted by applicable state law.

          (ii)    Vesting.    Shares of Common Stock awarded under the Stock Bonus Agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

          (iii)    Termination of Participant's Continuous Service.    In the event a Participant's Continuous Service terminates, the Company may reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the Stock Bonus Agreement.

          (iv)    Transferability.    Rights to acquire shares of Common Stock under the Stock Bonus Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Bonus Agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the Stock Bonus Agreement remains subject to the terms of the Stock Bonus Agreement.

        (b)    Stock Purchase Awards.    Each Stock Purchase Agreement shall be in such form and shall contain such terms and conditions as the Board (or Committee) shall deem appropriate. The terms and conditions of the Stock Purchase Agreements may change from time to time, and the terms and conditions of separate Stock Purchase Agreements need not be identical, but each Stock Purchase Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

          (i)    Purchase Price.    The purchase price under each Stock Purchase Agreement shall be such amount as the Board shall determine and designate in such Stock Purchase Agreement. The purchase price shall not be less than eighty-five percent (85%) of the Common Stock's Fair Market Value on the date such award is made or at the time the purchase is consummated.

          (ii)    Consideration.    The purchase price of Common Stock acquired pursuant to the Stock Purchase Agreement shall be paid either: (1) in cash at the time of purchase; (2) at the discretion of the Board, according to a deferred payment or other similar arrangement with the Participant; or (3) in any other form of legal consideration that may be acceptable to the Board in its discretion; provided, however, that at any time that the Company is incorporated in Delaware, then payment of the Common Stock's "par value," as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

          (iii)    Vesting.    Shares of Common Stock acquired under the Stock Purchase Agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

          (iv)    Termination of Participant's Continuous Service.    In the event a Participant's Continuous Service terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the Stock Purchase Agreement.

          (v)    Transferability.    Rights to acquire shares of Common Stock under the Stock Purchase Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Purchase Agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the Stock Purchase Agreement remains subject to the terms of the Stock Purchase Agreement.

        (c)    Stock Unit Awards.    Each Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Stock Unit Award Agreements need not be identical, provided, however, that each Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

          (i)    Consideration.    At the time of grant of a Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Stock Unit Award. To the extent required by applicable law, the consideration to be paid by the Participant for each share of Common Stock subject to a Stock Unit Award will not be less than the par value of a share of Common Stock. The consideration may be paid in any form permitted under applicable law.

          (ii)    Vesting.    At the time of the grant of a Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Stock Unit Award as it, in its absolute discretion, deems appropriate.

          (iii)    Additional Restrictions.    At the time of the grant of Stock Unit, the Board may impose such restrictions or conditions that delay the delivery of the consideration after its vesting as the Board, in its absolute discretion, deems appropriate, with such terms to be contained in the Stock Unit agreement.

          (iv)    Payment.    Stock Unit Awards may be settled in Common Stock or in cash or any combination of the two, or in any other form of consideration as determined by the Board and contained in the Stock Unit Award Agreement.

          (v)    Dividend Equivalents.    Dividend equivalents may be credited in respect of shares covered by a Stock Unit Award, as determined by the Board and contained in the Stock Unit Award Agreement. At the discretion of the Board, such dividend equivalents may be converted into additional shares covered by the Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Stock Unit Award Agreement to which they relate.

          (vi)    Termination of Participant's Continuous Service.    Except as otherwise provided in the applicable Stock Unit Award Agreement, such portion of the Stock Unit Award that has not vested will be forfeited upon the Participant's termination of Continuous Service for any reason.

        (d)    Stock Appreciation Rights.    Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions, as the Board shall deem appropriate. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical, but each Stock Appreciation Right Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

          (i)    Strike Price and Calculation of Appreciation.    Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of shares of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) an amount that will be determined by the Board at the time of grant of the Stock Appreciation Right.

          (ii)    Vesting.    At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciate Right as it, in its absolute discretion, deems appropriate.

          (iii)    Exercise.    To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

          (iv)    Payment.    The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

          (v)    Termination of Continuous Service.    In the event that a Participant's Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant's Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement) or (ii) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified in the Stock Appreciation Right Agreement, the Stock Appreciation Right shall terminate.

        (e)    Other Stock Awards.    Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 6 and the preceding provisions of this Section 7. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Awards and all other terms and conditions of such Awards.

8.     COVENANTS OF THE COMPANY

        (a)    Availability of Shares.    During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

        (b)    Securities Law Compliance.    The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

9.     USE OF PROCEEDS FROM STOCK

        Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

10.   MISCELLANEOUS

        (a)    Acceleration of Exercisability and Vesting.    The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

        (b)    Stockholder Rights.    No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

        (c)    No Employment or other Service Rights.    Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant's agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

        (d)    Incentive Stock Option $100,000 Limitation.    To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

        (e)    Investment Assurances.    The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant's own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (iii) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (iv) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

        (f)    Withholding Obligations.    To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under a Stock Award by any of the following means (in addition to the Company's right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the participant as a result of the exercise or acquisition of Common Stock under the Stock Award in an amount not to exceed the minimum amount of tax required to be withheld by law; or (iii) delivering to the Company owned and unencumbered shares of Common Stock.

        (g)    Stock Awards.    Stock Awards may be issued for all lawful purposes, including but not limited to retention, recruitment and compensation purposes. Further, the Board or Committee may, in its discretion, establish (or modify) its annual Stock Awards grant program for Participants (including Non-Employee Directors).

        (h)    Compliance with Deferred Compensation Rules.    All Stock Awards subject to Code Section 409A shall be interpreted and administered in accordance with Code Section 409A and related guidance. To the extent any Stock Award, by its terms, is inconsistent with the requirements of Code Section 409A, Code Section 409A shall govern.

11.   ADJUSTMENTS UPON CHANGES IN STOCK.

        (a)    Capitalization Adjustments.    If any change is made in the Common Stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to subsection 4(a) and the maximum number of securities subject to award to any person pursuant to subsection 5(c), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction that does not involve the receipt of consideration by the Company.)

        (b)    Change in Control.    In the event of: (1) a dissolution, liquidation, or sale of all or substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; or (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then:

            (i)  any surviving or acquiring corporation shall assume any Stock Awards outstanding under the Plan or shall substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this subsection 11(b)) for those outstanding under the Plan, or

         (iii)  in the event any surviving or acquiring corporation refuses to assume such Stock Awards or to substitute similar stock awards for those outstanding under the Plan, then (A) with respect to Stock Awards held by persons then performing services as Employees, Consultants, or Directors, the vesting of such Stock Awards and the time during which such Stock Awards may be exercised shall be accelerated prior to such event and the Stock Awards terminated if not exercised after such acceleration and at or prior to such event, and (B) with respect to Stock Awards held by persons not then performing services as Employees, Consultants, or Directors, such Stock Awards (that are not assumed or substituted for by the surviving or acquiring corporation) shall terminate if not exercised prior to such event.

12.   AMENDMENT OF THE PLAN AND STOCK AWARDS

        (a)    Amendment of Plan.    The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11 relating to adjustments upon changes in Common Stock and except as to minor amendments to benefit the administration of the Plan, to take account of a change in legislation or maintain favorable tax, exchange control or regulatory treatment for Participants or the Company and its Affiliates, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 and any Nasdaq or applicable securities exchange listing requirements.

        (b)    Stockholder Approval.    The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations there under regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

        (c)    Contemplated Amendments.    It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated there under relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

        (d)    No Impairment of Rights.    Rights and obligations under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan, except with the consent of the person to whom such Stock Awards were granted, or except as necessary to comply with any laws or governmental regulations, or except as necessary to ensure that the Plan and/or Stock Awards granted under the Plan comply with the requirements of Section 422 of the Code.

13.   TERMINATION OR SUSPENSION OF THE PLAN

        (a)    Plan Term.    The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on September 30, 2010. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

        (b)    No Impairment of Rights.    Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant.

14.   EFFECTIVE DATE OF PLAN

        The Plan shall become effective as determined by the Board, but no Stock Award shall be exercised (or, in the case of a stock bonus, shall be granted) unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

15.   CHOICE OF LAW

        The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state's conflict of laws rules.

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2001 McDATA EQUITY INCENTIVE PLAN, AS AMENDED Adopted October 1, 1997 Amended May 11, 2001, May 22, 2003, May 25, 2004 and January 14, 2005